    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1996.

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           THE KUSHNER-LOCKE COMPANY
             (Exact name of registrant as specified in its charter)

                           --------------------------

             CALIFORNIA                      11601 WILSHIRE BLVD.,                       95-4079057
  (State or other jurisdiction of                  21ST FLOOR                         (I.R.S. Employer
   incorporation or organization)        LOS ANGELES, CALIFORNIA 90025             Identification Number)
                                                 (310) 445-1111

     (Name and address, including zip code and telephone number, including area code of Registrant's principal executive offices)

                           --------------------------

                                 DONALD KUSHNER
                    CO-CHIEF EXECUTIVE OFFICER AND SECRETARY
                           THE KUSHNER-LOCKE COMPANY
                        11601 WILSHIRE BLVD., 21ST FLOOR
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 445-1111

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                                                   PROPOSED MAXIMUM
                                                                 PROPOSED MAXIMUM     AGGREGATE
            TITLE OF SHARES                   AMOUNT TO BE        OFFERING PRICE       OFFERING         AMOUNT OF
           TO BE REGISTERED                    REGISTERED         PER SHARE (1)       PRICE (1)      REGISTRATION FEE
Common Stock, no par value.............   2,072,809 shares (2)        $0.625          $1,295,506           $447

(1) Estimated solely for purposes of calculating the registration fee, based upon the closing sales price of the Common Stock on the Nasdaq National Market on August 12, 1996, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(2) A presently indeterminable number of shares of Common Stock are registered hereunder which may be issued upon exercise of certain warrants and options and, in the case of certain warrants to purchase certain Convertible Subordinated Debentures, upon the conversion of such Convertible Subordinated Debentures into Common Stock, in the event that certain anti-dilution provisions become operative. No additional registration fee is included for these shares.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-3

FORM S-3 REGISTRATION STATEMENT ITEM AND HEADING                                  HEADING IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
 1.        Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Facing Page; Cross Reference Sheet; Outside Front
                                                                   Cover Page; Available Information
 2.        Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Pages
 3.        Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  The Company; Risk Factors
 4.        Use of Proceeds......................................  Use of Proceeds
 5.        Determination of Offering Price......................  Not Applicable
 6.        Dilution.............................................  Not Applicable
 7.        Selling Security-Holders.............................  Selling Shareholders
 8.        Plan of Distribution.................................  Outside Front Cover Page; Plan of Distribution
 9.        Description of Securities to be Registered...........  Description of Securities
10.        Interests of Named Experts and Counsel...............  Not Applicable
11.        Material Changes.....................................  Not Applicable
12.        Incorporation of Certain Information by Reference....  Incorporation of Certain Documents by Reference
13.        Disclosure of Commission Position on Indemnification
            of Securities Act Liabilities.......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 15, 1996

                                   PROSPECTUS

                                2,072,809 SHARES

                           THE KUSHNER-LOCKE COMPANY

                                  COMMON STOCK

    This Prospectus relates to an aggregate of 2,072,809 shares (the "Shares") of common stock, no par value (the "Common Stock"), of The Kushner-Locke Company, a California corporation (the "Company"), of which (i) 1,685,467 shares are issuable by the Company upon the conversion of $1,643,330 aggregate principal amount of the Company's 8% Convertible Subordinated Debentures due 2000 ("8% Debentures"), which 8% Debentures are issuable upon the exercise of certain warrants to purchase such 8% Debentures, (ii) 287,342 shares are issuable by the Company upon the conversion of $454,000 aggregate principal amount of the Company's 9% Convertible Subordinated Debentures due 2002 (9% Debentures"), which 9% Debentures are issuable upon the exercise of certain warrants (collectively with the warrants referred to in (i), the "Warrants") to purchase such 9% Debentures and (iii) 100,000 shares are issuable by the Company upon the exercise of certain options (the "Options") to purchase shares of Common Stock, all of which may be offered for sale by the holders thereof (collectively, the "Selling Shareholders"). See "Description of Securities."

    The Company will not receive any proceeds from the sale of the shares of Common Stock underlying the Warrants or the Options. However, the Company will receive proceeds from the applicable Selling Shareholders in the event the Warrants or Options are exercised.

    The Common Stock is traded on the Nasdaq National Market ("NNM") under the symbol "KLOC" and on the Pacific Stock Exchange under the symbol "KLO." On August 12, 1996, the closing sales price of the Common Stock as reported on the NNM was $0.625 per share.

THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER "RISK FACTORS" ON PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION,
  NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
   THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Selling Shareholders, acting as principal for their own account, directly or through agents, dealers, brokers, or underwriters to be designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the number of Shares to be sold, the respective purchase price and public offering price, the name of any agent, dealer, broker or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Shareholder reserves the sole right to accept or reject, in whole or in part, any proposed purchases of the Shares.

                THE DATE OF THIS PROSPECTUS IS AUGUST   , 1996.

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the NNM. Such material can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus is a part) and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information pertaining to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement (including documents incorporated by reference therein) and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance such statements are qualified in their entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

1. Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 1995;

2. Amendment to Annual Report of the Company on Form 10-K/A for the fiscal year ended September 30, 1995, as filed on January 29, 1996;

3. Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended December 31, 1995;

4. Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 31, 1996;

5. Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended June 30, 1996; and

6.  Proxy Statement of the Company dated April 18, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the request of such person made to The Kushner-Locke Company, 11601 Wilshire Blvd., 21st Floor, Los Angeles, California 90025, tel: (310) 445-1111, Attention: Donald Kushner.

                                  THE COMPANY

GENERAL

    The Kushner-Locke Company (the "Company") is a leading independent entertainment company principally engaged in the development, production and distribution of original feature films and television programming. The Company's feature films are developed and produced for the made-for-video, pay cable and theatrical motion picture markets. The Company's television programming has included television series, mini-series, movies-for-television, animation and reality and game show programming for the major networks, pay cable television, first-run syndication and international markets. The Company established its feature film operations in April 1993. In September 1994, the Company employed certain new, experienced international theatrical film sales personnel to expand the Company into foreign theatrical distribution. In 1995, the Company formed KLC/New City Tele-Ventures ("KLC/New City") to acquire films for distribution through emerging new delivery systems, including pay cable, pay-per-view, basic cable, video-on-demand and satellite.

    The Company's feature film activities can be grouped into three areas: higher-budget films intended for wide-screen domestic theatrical release (historically, no more than one project per year), low-to-moderate budget films released direct-to-video or on cable television and films and film rights acquired for distribution only. In certain cases, the Company's low-to-moderate budget films may have a limited theatrical release or a cable premiere before being released in home video. For fiscal 1996, in the higher-budget film category, the Company's feature film THE ADVENTURES OF PINOCCHIO, starring Martin Landau, Jonathan Taylor Thomas and a puppet from Jim Henson's Creature Shop and budgeted at approximately $29 million, was released theatrically on July 26, 1996 in the U.S. by New Line Pictures (a division of Turner Entertainment Co., "New Line"). The Company's lower-budget feature slate for 1996 includes approximately 20 films, including SERPENT'S LAIR starring Jeff Fahey, THE GRAVE starring Gabrielle Anwar, Eric Roberts and Craig Sheffer, FREEWAY executive produced by Oliver Stone and starring Reese Witherspoon, Kiefer Sutherland and Brooke Shields, WHOLE WIDE WORLD starring Vincent D'Onofrio and Renee Zewelleger and being distributed in the U.S. by Sony Classics, THE LAST TIME I COMMITTED SUICIDE starring Keanu Reeves, five children's fantasy adventure films for Paramount Pictures under Paramount Pictures' Moonbeam label and two animated feature film sequels to the Company's 1988 video release THE BRAVE LITTLE TOASTER for a division of The Walt Disney Company. The Company's distribution activities consist primarily of foreign distribution of product produced, overseen or acquired by the Company and, through the KLC/New City joint venture, domestic distribution of 60 low-budget feature films to the pay-per-view, pay cable, basic cable and other ancillary markets.

    Since its inception 1983, the Company has produced or distributed over 1,000 hours of original television programming, including various television series, movies-for-television and mini-series. The Company's movies-of-the-week currently in production or which have aired recently include PRINCESS IN LOVE starring Julie Cox in the book version of Princess Diana's affair for CBS, EVERY WOMAN'S DREAM starring Jeff Fahey for CBS, A HUSBAND, A WIFE AND A LOVER starring Judith Light for CBS and ECHO starring Jack Wagner for ABC. In addition, in pre-production for NBC is the fifth sequel to the JACK REED movies starring Brian Dennehy. The Company has produced a one-hour prime time pilot for ABC as a potential mid-season replacement series entitled THE GUN written and directed by Emmy award winner Jim Sadwith starring Rosanna Arquette and Peter Horton. The pilot was co-executive produced by Robert Altman (director of M*A*S*H., THE PLAYER, and PRE-A-PORTER). As of March 31, 1996, the Company had 10 movies-for-television and various television series in different stages of development for potential production.

    The Company's executive offices are located at 11601 Wilshire Boulevard, Suite 2100, Los Angeles, California 90025, and its telephone number is (310) 445-1111.

RECENT DEVELOPMENTS

    On June 25, 1996, the Company closed a $40 million syndicated revolving credit agreement with a group of banks led by The Chase Manhattan Bank N.A. as Agent ("Chase"). Such agreement provides for borrowings by the Company based on specified percentages of domestic and international accounts and contracts receivable and a specified percentage of the Company's book value of unamortized library film costs (as adjusted). In addition, the Company will from time to time allocate a production trance in its line of credit for the Company's productions. Such tranche will allow the Company to borrow up to 50% of the production deficit after accounting for specified percentage pre-sales, licensing fees and similar revenues from their parties and a required Company equity participation. All loans made pursuant to such agreement are secured by substantially all of the Company's assets and bears interest, at the Company's option, either (i) at LIBOR (5.69% as of August 9, 1996) plus 3% (for that portion of the borrowing base supported by accounts or contracts receivable) or 4% (for that portion of the borrowing base supported by unamortized library film costs or for loans made under the production tranche) or (ii) at the Alternate Base Rate (which is the greater of (a) Chase's Prime Rate (8.25% as of August 9, 1996), (b) Chase's Base CD Rate (5.34% as of August 9, 1996) plus 1% or (c) the Federal Funds Effective Rate (5.19% as of August 9, 1996.) plus 1/2%) plus 2% (for that portion of the borrowing base supported by accounts or contracts receivable) or 3% (for that portion of the borrowing base supported by unamortized library film costs or for loans made under the production tranche).

    The outstanding credit agreement contains various covenants to which the Company must adhere. These covenants, among other things, include limitations on additional indebtedness, liens, investments, disposition of assets, guarantees, deficit financing, capital expenditures, affiliate transactions and the use of proceeds and prohibit payment of cash dividends and prepayment of subordinated debt. In addition, the credit agreement requires the Company to maintain a minimum liquidity level, limits overhead expenses and requires the Company to meet certain ratios. The credit agreement also contains a provision permitting the bank to declare an event of default if either of Messrs. Locke or Kushner fails to be the Chief Executive Officer of the Company or if any person or group acquires ownership or control of capital stock of the Company having voting power greater than the voting power at the time controlled by Messrs. Kushner and Locke combined (other than any institutional investor able to report its holdings on Schedule 13G which holds no more than 15% of such voting power).

    On July 24, 1996, the Company's registration statement on Form S-2 (the "Form S-2") was declared effective by the Commission registering (the "Public Offering") an aggregate of (i) 5,462,500 units (assuming full exercise by the underwriter of an over-allotment option to acquire 715,000 units (the "Over-Allotment Option")), each unit consisting of two shares of Common Stock and one Class C Redeemable Common Stock Purchase Warrant to purchase Common Stock at $1.14375 per share (a "Unit"), (ii) 427,500 Units issuable upon exercise of an underwriter's warrant, (iii) 47,500 Units issuable upon exercise of a consultant's warrant and (iv) 1,486,892 shares of Common Stock which may be sold from time to time by certain selling security holders named therein. The Company closed the Public Offering on July 29, 1996 for an aggregate gross proceeds amount of $9,203,125, prior to any discounts, commissions or expenses related thereto. The overallotment option, which is exercisable in the discretion of the underwriter, remains open for a period of 45 days after July 24, 1996.

    On May 6, 1996, the Company and Decade Entertainment ("Decade") entered into an agreement to produce four theatrical action motion pictures. The movies will be produced, subject to approval by the Company of certain creative aspects of such movies, by Decade and executive produced by Joel Silver (producer of EXECUTIVE DECISION and the LETHAL WEAPON and two DIE HARD action pictures) and Richard Donner (director/producer of THE OMEN and SUPERMAN). Under the agreement, the Company has agreed to guarantee payment of $3,200,000 per picture payable upon the delivery of the "mandatory delivery items" (as defined in such agreement) for each picture in consideration of receipt of foreign distribution rights. The agreement may be extended, at Decade's option, to include a fifth picture. The initial two films under the agreement are WHITE ROSE and MADE MEN, neither of which yet has a scheduled release date.

    Effective on April 29, 1996, the Company hired James L. Schwab as its new Chief Financial Officer replacing its previous Chief Financial Officer after the term of her employment agreement expired.

CERTAIN FORWARD LOOKING STATEMENTS

    THE ADVENTURES OF PINOCCHIO. The Company's largest theatrical feature film project to date is titled THE ADVENTURES OF PINOCCHIO. The film had a budgeted cost of approximately $29 million. Such film was released domestically on July 26, 1996 in a wide theatrical release. The film stars Academy Award winner Martin Landau as "Geppetto," Jonathan Taylor Thomas, from the hit T.V. series "Home Improvement," as Pinocchio and a puppet from Jim Henson's Creature Shop.

    The film is being distributed domestically through New Line Pictures (a division of Turner Entertainment Co., "New Line"). The Company's only prior wide release theatrical feature film, ANDRE, achieved $17 million in domestic box office receipts (I.E., the total of theatrical ticket sales, which revenue is allocated among various parties). While the Company has entered into licenses and pre-sales which substantially cover its portion of the budgeted costs of THE ADVENTURES OF PINOCCHIO, the film will have to achieve domestic and foreign box office levels substantially in excess of the levels achieved by ANDRE for the Company to realize significant profitability on the film. The film achieved domestic box office receipts of only $10 million through its third weekend of release. See "Risk Factors -- Dependence on a Limited Number of Projects."

    As part of its arrangement with New Line, the Company has retained primarily the international distribution rights for the film and certain overages on the picture. As part of its effort to fund its portion of the film's budget, the Company has pre-sold most of the foreign markets and thus limited its potential upside in the project above that which it otherwise would have had. The agreements the Company has entered into for such pre-sales typically allow the Company to participate in the revenues of the film only after the foreign distributor has recouped its fees and costs. In addition, the Company will participate in the domestic gross proceeds of the film in excess of certain minimum amounts, which may not be exceeded. Further, the Company may participate in certain other ancillary revenue streams related to the film. If the film does not reach certain sales levels (domestically, internationally or in the ancillary markets, including merchandising), including sales which would allow for the recoupment of costs related to the realization of such revenues, additional revenues to the Company would be limited or non-existent. In the event the film is successful, the Company will be required to share its net profits with certain third parties, including Newmarkt Capital Group L.P. ("Newmarket") the production lender for the film. The Company gave Newmarket a net profit participation in the film in connection with an amendment to the production loan agreement in which amendment Newmarket agreed to accept certain presales of the film made by the Company. The Company has also entered into a settlement agreement with a third party pursuant to which the Company has paid $10,000 to such third party and given such third party ten percent of the Company's net profit participation in connection with the film.

    The foregoing are some of the potential issues which could impact the success of THE ADVENTURES OF PINOCCHIO, and thus the Company. In addition, there are many other events which could adversely affect this or any film which are not specifically set forth herein. Any potential investor must be aware that the production and distribution of feature films is a risky, unpredictable venture. The actual results may differ materially based upon these or other factors. See "Risk Factors -- Television and Feature Film Industries."

    KLC/NEW CITY TELE-VENTURES; NEW CITY RELEASING. In 1995, the Company formed KLC/New City Tele-Ventures ("KLC/New City") with New City Releasing, Inc. ("New City") to acquire films for distribution through the emerging new delivery systems. The Company has begun preliminary discussions with New City in connection with the possible acquisition by the Company of the 35% of the KLC/New City joint venture it does not currently own and/or the possible acquisition by the Company of all or a portion of New City itself. New City owns the right to distribute certain third party programs and films through its distribution channels. The Company and New City have a tentative agreement, subject to final negotiation and documentation, for the joint venture ownership to be adjusted so that the Company will own 82.5% of any new titles acquired by the joint venture and for the Company to have a 30 day option to acquire, retroactively to the date of formation of the joint venture, 50% of New City's interest in any titles acquired by the joint venture prior to the date of such agreement for $500,000 or for $750,000 worth of Common Stock, when available and issued. Any such stock for stock exchange may result in additional dilution of the Common Stock and additional shares which may be available for public sale and could impact the trading value of the Common Stock. The parties may determine, for various reasons, including differences in valuation of the business, differences over control and operational issues and differences over artistic issues to not proceed with any such transaction. Accordingly, there is no assurance that any transaction will be consummated with New City and, if consummated, upon what terms such transaction would be consummated.

    TVFIRST. In fiscal 1995, the Company entered into a partnership with David Sams Industries, Inc. named TVFirst ("TVFirst") which creates and markets infomercials. One of TVFirst's current projects is a Christian music infomercial, in which a recording of Christian music sung by leading gospel artists is marketed. TVFirst has purchased air time for such infomercial but neither TVFirst nor either of its partners (including the Company) had the excess available resources to fund such purchases. Messrs. Locke and Kushner have loaned to TVFirst $30,000 as of March 31, 1996 to enable TVFirst to purchase such air time; subsequent loans by Messrs. Locke and Kushner have totaled an additional $355,000 through June 30, 1996. Such loans, subject to final documentation, will be guaranteed by the Company, will bear interest at a rate of prime (8.25% as of August 9, 1996) plus 1% and are anticipated to be repaid within six months, or possibly earlier based upon the cash flow of TVFirst. In addition, each lender will also receive an additional amount equal to 10% of the principal amount loaned by such lender, which amount will be payable on the repayment date. Furthermore, each lender will receive a profit participation in the profits, if any, related to the Christian music infomercial, up to an amount equal to 5% of its principal amount, which amount will be payable on the first anniversary of such repayment. On August 6, 1996, an aggregate of $200,000 of such loans, $100,000 to each of Messrs. Locke and Kushner, have been repaid. There is no assurance that the infomercial will generate revenues in excess of its programming and media costs. The foregoing transaction was approved by a majority of the independent directors of the Company's Board of Directors.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES:

    1. LIQUIDITY OF FINANCING REQUIREMENTS. The Company's business is capital intensive. The Company has experienced substantial negative cash flows from operating activities over the past three fiscal years which have been offset by equity and debt financings. As the Company expands its production and distribution activities, it may continue to experience negative cash flows from operating activities. In such circumstances, the Company may be required to fund at least a portion of production and distribution costs, pending receipt of anticipated future licensing revenues, from working capital, including its line of credit, or from additional debt or equity financings from outside sources. The Company has a limited number of shares of Common Stock available after the completion of the Public Offering which may restrict or preclude additional equity financings. See "-- Limited Number of Shares of Common Stock Available After Public Offering." The Company had outstanding approximately $4.3 million of corporate guarantees as of June 30, 1996 on certain productions which project loans come prior to the end of November 1997. Any required payments on such guarantees may negatively impact the Company's liquidity. If the funds available to the Company under its new syndicated revolving credit agreement based upon the borrowing base formula set forth therein or from other sources prove to be insufficient or unavailable for any reason, the Company may be required to seek other sources of financing to meet its working capital requirements during the next 12 months. There is no assurance that the Company will be able to obtain such financing or that such financing, if available, will be on terms satisfactory to the Company.

    2. VARIABILITY OF QUARTERLY RESULTS; PRIOR LOSSES. The Company's operating revenues, cash flow and net earnings historically have fluctuated significantly from quarter to quarter, depending in large part on the delivery or availability dates of its programs and product and the amount of production costs incurred and amortized in the period. Therefore, year-to-year comparisons of quarterly results may not be meaningful and quarterly results during the course of a fiscal year may not be indicative of results that may be expected for the entire fiscal year. In addition, primarily as a result of significant net losses in fiscal 1993, 1994 and 1995, the Company had an accumulated deficit of approximately $2.7 million at June 30, 1996.

    3. INCREASED INTEREST EXPENSE. Increased borrowing by the Company under its new syndicated revolving credit agreement with Chemical will most likely increase interest expense and adversely affect the results of operations of the Company unless the Company is able to profitably use such increased borrowings.

    4. DEPENDENCE ON A LIMITED NUMBER OF PROJECTS. The Company is dependent on a limited number of television programs, films and other projects that change from period to period for a substantial percentage of its revenues. The change in projects from period to period is due principally to the opportunities available to the Company and to audience response to its programs and films, which are unpredictable and subject to change. For the nine months ended June 30, 1996, 10 projects accounted for 56% of the total revenue for such period. For the fiscal year ended September 30, 1995, 6 other projects accounted for approximately 66% of the total revenue for such fiscal year. The loss of a major project, unless replaced by new projects, or the failure or less-than-expected performance of a major project could have a material adverse effect on the Company's results of operations and financial condition as well as the market price of the Company's securities. There is no assurance that the Company will continue to generate the same level of new projects or that any particular project released by the Company will be successful. See "The Company -- Certain Forward Looking Statements -- The Adventures of Pinocchio."

    5. CERTAIN ACCOUNTING POLICIES; AMORTIZATION OF FILM COST. The Company generally recognizes revenues when a program or film is either delivered or available for delivery. Capitalized production costs are amortized each period in the ratio that the current period's gross revenues bear to management's estimate of anticipated total gross revenues from the program or film during its useful life. Accordingly, in the event management reduces its estimate of the future revenues of a program or film, a significant write-down and a corresponding decrease in the Company's earnings in the quarter and fiscal year in which such write-down is taken could result.

    6. LIMITED NUMBER OF SHARES OF COMMON STOCK AVAILABLE AFTER PUBLIC OFFERING. Upon completion of the Public Offering, there will be 79,226,277 shares of Common Stock issued and outstanding or reserved for issuance (in the event the Over-allotment Option is exercised in full but excluding options to acquire 1,800,000 shares of Common Stock which the holders thereof have agreed not to exercise prior to the shareholders of the Company increasing the authorized number of shares of Common Stock or until such shares otherwise are available for issuance) out of a total of 80,000,000 shares of Common Stock authorized under the Company's Articles of Incorporation. See "Description of Securities -- Shares Eligible for Future Sale." Accordingly, the Company will be substantially restricted in its ability to issue additional shares of Common Stock, including issuances to raise capital or acquire assets using Common Stock as the means of payment. The Company can only increase its authorized capital stock by amending its Articles of Incorporation. While the Company intends to increase its authorized but unissued capital stock at its next meeting of shareholders, such an amendment requires the approval of the shareholders and, even if approved, any delay in approval could cause the Company to be unable to raise additional equity required for its operations or to miss an available opportunity to raise additional capital or to acquire assets or otherwise. In addition, there can be no assurance that the shareholders of the Company will vote to increase the authorized capital of the Company.

    7. DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts and abilities of Donald Kushner and Peter Locke, the Company's founders and principal executive officers, and certain other members of senior management. The Company has entered into employment agreements with each of Messrs. Kushner and Locke, which agreements expire in September 1998. The Company is currently in negotiations with Messrs. Kushner and Locke to extend their employment agreements through September 2000. There is no assurance that such extension will be agreed to or as to the terms such extensions will be made, although it is likely that such executive officers will require increased compensation. The Company has obtained and is the beneficiary of term life insurance policies on each of the lives of Messrs. Kushner and Locke in the amount of $5,000,000. The loss of the services of either Messrs. Kushner or Locke, or of other key personnel, could have a material adverse effect on the business of the Company if suitable replacements could not be found quickly. The new syndicated revolving credit agreement with Chemical also includes as events of default the failure of either Messrs. Kushner or Locke to be the Chief Executive Officer of the Company or if any person or group acquires ownership or control of capital stock of the Company having voting power greater than the voting power at the time controlled by Messrs. Kushner and Locke combined (other than an institutional investor able to report its holdings on Schedule 13G which holds no more than 15% of such voting power). There is no assurance that such event of default will not occur or that if it occurs, that the bank will waive such default.

    8. PRODUCTION DEFICITS. The revenues from pre-sales, output arrangements and the initial licensing of television programming or film, particularly in the case of license fees for network series, may be less than the associated production costs. The ability of the Company to cover the production costs of particular programming or films is dependent upon the availability, timing and the amount of such revenues obtained from third parties, including revenues from foreign or ancillary markets where available. In any event, the Company generally is required to fund at least a portion of production costs, pending receipt of such revenues, out of its lines of credit or its working capital. Although the Company's strategy generally is not to commence principal photography without first obtaining commitments which cover all or substantially all of the budgeted production costs, from time to time the Company may commence principal photography without having obtained such commitments. In the past, the Company has commenced principal photography on a limited number of projects prior to first obtaining commitments which cover substantially all of the budgeted production costs but was able subsequently to obtain commitments to cover substantially all of such costs. Each such project was one which the Company believed would be successful and for which the Company determined it was necessary to begin principal photography on an expedited basis. There is no assurance that the Company will be able to cover project costs in the future if it was to undertake projects prior to obtaining adequate pre-sales.

    9. TELEVISION AND FEATURE FILM INDUSTRIES. The production and distribution of television programs and feature films involves a substantial degree of risk. The success of an individual television program or feature film depends upon subjective factors, such as the personal tastes of the public and critics and alternative forms of entertainment, and does not necessarily bear a direct correlation to the costs of production and distribution. Therefore, there is a risk that some or all of the Company's projects will not be successful, resulting in costs not being recouped and losses being incurred. In addition, typically for television projects, the networks pay license fees equal to approximately 80-90% of the production budget as the project is being produced. The remainder of the production budget is usually covered by foreign sales which are typically paid when the project is made available or delivered to such entities. However, with feature film production, approximately 40-50% of the production budget is covered by domestic sales which are typically paid in thirds upon the project being available for release in different media. The remainder of the production budget is usually financed by foreign sales which are typically paid when the project is made available or delivered to such entities. Accordingly, as the Company has shifted a significant portion of its product mix from its traditional base of network-television programming to feature films (for the first six months of fiscal 1996 approximately 48% of revenues were from feature film activities versus approximately 34% of revenues for fiscal 1995 and 21% of revenues for fiscal 1994), the Company has become subject to the increased risk of feature film activities, including the longer lead times for completion of new product and receipt of related cash flow from exploitation of such product.

    10. COMPETITION. Competition in the television and motion picture industries is intense. The Company competes with the major motion picture studios, numerous independent producers of television programming and feature films and the major U.S. networks for the services of actors, other creative and technical personnel and creative material and, in the case of network television programming, for a limited number of time slots for episodic series, movies-of-the-week and mini-series. Many of the Company's principal competitors have greater financial, distribution, technical and creative resources than the Company.

    11. GOVERNMENT REGULATION. The Federal Communications Commission ("FCC") repealed its financial interest and syndication rules, effective as of September 21, 1995. Those FCC rules, which were adopted in 1970 to limit television network control over television programming and thereby foster the development of diverse programming sources, had restricted the ability of the three established, major U.S. television networks (I.E., ABC, CBS and NBC) to own and syndicate television programming. The ultimate impact of the repeal of the FCC's financial interest and syndication rules on the Company's operations cannot be predicted at the present time, although there has been an increase in in-house productions of programming for the networks' own use and potentially a decrease of programming from independent suppliers such as the Company.

    Under the Telecommunications Act of 1996 enacted in February 1996 (the "1996 Act"), manufacturers of television set equipment will be required to equip all new television receivers with a so-called "V-Chip" which would allow for parental blocking of violent, sexually-explicit or indecent programming based on a rating for any given program that would be broadcast along with the program. Unless the television industry establishes a voluntary ratings system by February 1998, the FCC is directed by the 1996 Act to develop a ratings system based upon the recommendations of an advisory committee selected by the FCC. A coalition of various segments of the entertainment industry has announced plans to devise a voluntary industry ratings code for rating video programming with respect to violent, sexual or indecent content. The industry coalition has announced its intent to have these new guidelines in place before February 1997. Other provisions of the 1996 Act revise the multiple ownership broadcast rules, allow local exchange telephone companies to offer multichannel video programming service, subject to certain regulatory requirements, and allow for cable companies to offer local exchange telephone service.

    The impact on the Company of the changes brought about by the 1996 Act and by accompanying changes in FCC rules cannot be predicted at the present time, although it is expected that there will be an increase in the demand for video programming product as a result of the likelihood that these regulatory changes will facilitate the advent of additional exhibition sources for such programming. However, it is possible that recent alliances of certain program producers and television station group owners, coupled with the recent FCC rule revisions allowing a single television station licensee to own television stations reaching up to 35% of the nation's television households, may place additional competitive pressures on program suppliers, such as the Company, to the extent they are unaligned with the major networks or any television station group owners.

    12. LABOR RELATIONS. The Company and certain of its subsidiaries are parties to several collective bargaining agreements. The Company's union contracts are industry-wide and its labor relations are not entirely dependent on its activities or decisions alone. Future revenues and earnings could be adversely affected by a labor dispute or strike.

    13. ABSENCE OF CASH DIVIDENDS. The Company has never paid any cash dividends on the Common Stock and has no present intention to declare or pay cash dividends.

    14. NO ASSURANCE OF PUBLIC MARKET. The Common Stock is currently listed on the NNM. There can be no assurance that such listing will be maintained or that an adequate market for the Common Stock will be maintained.

    15. SHARES AVAILABLE FOR FUTURE SALE. Substantially all of the 51,658,412 shares of Common Stock outstanding as of August 6, 1996 (excluding the shares of Common Stock subject to the Over-allotment Option) and, subject to issuance, the 24,948,264 shares of Common Stock issuable upon exercise of outstanding options or warrants (excluding the warrants subject to the Over-allotment Option, the warrants being sold to the underwriter and a consultant to the Company and the options to acquire 1,800,000 shares of Common Stock which the holders thereof have agreed not to exercise prior to the shareholders of the Company increasing the authorized number of shares of Common Stock or until such shares otherwise are available for issuance), or issuable upon conversion of outstanding convertible securities will be freely tradeable in the public markets, in certain cases pursuant to a registration statement or available exemption from registration. Of such shares issuable upon exercise or conversion of outstanding securities, approximately 16,816,609 shares are issuable at or below $1.27 per share, 5,706,655 additional shares are issuable at or below $1.58 per share and 2,300,000 additional shares are issuable at or below $2.00 per share. Approximately, 7,230,779 shares held by affiliates will be subject to a six-month lock-up in favor of the underwriter of the Public Offering. The availability of shares for public sale, or the perception of such availability, may have a depressive effect on the market price of the Common Stock.

                                USE OF PROCEEDS

    The Company will use the proceeds received from the exercise of the Warrants and/or the Options, if any, for working capital and general corporate purposes. The Company will receive no proceeds from the conversion to Common Stock, if any, of the 8% Debentures or the 9% Debentures issued, if at all, upon the exercise of certain Warrants to purchase such securities. The Company will receive no proceeds from the sale of the Shares pursuant to this Prospectus.

    The Company expects to continue to use a significant amount of its working capital to finance its development, production and distribution activities, including those of its feature film division. The amount of working capital required for production activities will vary depending on, among other things, actual production costs, the timing of payments from, among others, proceeds from output arrangements, the networks and other third parties and the availability of additional licensing revenue. Additionally, the Company has expanded its distribution activities and may use a portion of the net proceeds to finance distribution activities in international or other markets.

    The Company from time to time considers the acquisition of assets or businesses complimentary to its current operations and may do so in the future. However, as of the date hereof, the Company does not have pending any agreements for the acquisition of any business (other than as described herein) nor has it allocated any portion of the net proceeds for any specific acquisitions.

                              SELLING SHAREHOLDERS

    An aggregate of 2,072,809 shares of Common Stock are being registered in this offering for the account of the Selling Shareholders. The Shares may be sold by the Selling Shareholders or their respective transferees commencing on the date of this Prospectus after the prior exercise, if at all, of their respective Warrants or Options, and, in the case of the Warrants to purchase the 8% Debentures and the 9% Debentures, upon their subsequent conversion to Common Stock. Sales of the Shares may depress the price of the Common Stock in any market for the Common Stock.

    The following table sets forth certain information with respect to persons for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Shares to the public but will receive money upon the exercise, if any, of the Warrants and Options. See "Use of Proceeds." Each of the Selling Shareholders have acted as underwriter, placement agent or consultant for the Company in previous securities offerings or is an assignee of such underwriter, placement agent or consultant. None of the Selling Shareholders has had any other position, office or material relationship with the Company or its affiliates since the Company's inception in 1983.

    The Shares being registered pursuant to the registration statement of which this Prospectus is a part will be sold, if at all, by the Selling Shareholders listed below:

                            NUMBER OF SHARES OF      NUMBER OF
                                COMMON STOCK         SHARES OF     AMOUNT OF SHARES
                             BENEFICIALLY OWNED    COMMON STOCK     OF COMMON STOCK
                                 BEFORE THE            BEING          OWNED AFTER
NAME                            OFFERING (1)        REGISTERED       OFFERING (2)
- --------------------------  --------------------  ---------------  -----------------
RAS Securities Corp.               1,063,775           1,063,775          -0-
Paul Morris                          354,591             354,591          -0-
Lawrence G. Williams                 354,591             354,591          -0-
Irwin Friedman                       328,552             299,852          28,700

- ------------------------
(1) Assuming full exercise of the Warrants and Options, and as applicable, the full conversion into Common Stock of the 8% Debentures and the 9% Debentures issued upon exercise of certain Warrants to purchase such Debentures.

(2) Assuming the full sale of all of the shares of Common Stock registered as part of the registration statement of which this Prospectus is a part.

                              PLAN OF DISTRIBUTION

    The Shares may be offered by the Selling Shareholders after the exercise of their respective Warrants or Options, or portions thereof, and, in the case of the Warrants to purchase the 8% Debentures and the 9% Debentures, upon their subsequent conversion to Common Stock. There is no assurance that any of the Warrants or Options will be exercised or that if they are exercised, in the case of the Warrants to purchase the 8% Debentures and the 9% Debentures, they will be subsequently converted to shares of Common Stock. The holders of the Warrants and Options have agreed to not sell or otherwise dispose of their securities of the Company for a period of six months beginning on July 24, 1996.

    The sale of the Shares may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholders) in the over-the-counter market, on the NNM or in negotiated transactions, through the writing of options on the Shares, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Shareholder sells his, her or its Shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Shares held by a Selling Shareholder, a post-effective amendment to the registration statement of which this Prospectus is a part would need to be filed and declared effective by the Commission before such Selling Shareholder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the registration statement of which this Prospectus is a part under such circumstances.

    The Selling Shareholders may effect transactions in their Shares by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase the Selling Shareholder's Shares as principals and thereafter sell such securities from time to time in the over-the-counter market, on the NNM, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both.

    The Selling Shareholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

    In order to comply with the applicable securities laws of certain states, if any, the Shares will be offered or sold through registered or licensed broker-dealers in those states. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Selling Stockholder Shares during the effectiveness of the registration statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

    The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or blue sky laws, incident to the registration of the Shares, other than underwriting discounts and selling commissions, and fees or expenses, if any, of counsel or other advisors retained by the Selling Shareholders.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock. At August 6, 1996, the Company had 51,658,412 shares of Common Stock issued and outstanding.

    Each share of Common Stock entitles the holder thereof to vote on all matters submitted to the shareholders; in electing directors, however, each shareholder is entitled to cumulate votes for any candidate if, prior to the voting, such candidate's name has been placed in nomination and any shareholder has given notice of an intention to cumulate votes. The Common Stock is not subject to redemption or to liability for further calls or assessment. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and to share pro rata in any distribution to shareholders. The shareholders have no conversion, preemptive or other subscription rights.

    The warrants to purchase up to $1,643,330 aggregate principal amount of the 8% Debentures can be exercised at any time until March 10, 1999, at an exercise price of 120% of the principal amount of the 8% Debentures so purchased. Upon exercise, the 8% Debentures are convertible into shares of Common Stock at a conversion price of $0.975 per share of Common Stock, subject to adjustment under certain circumstances.

    The warrants to purchase up to $454,000 aggregate principal amount of the 9% Debentures can be exercised at any time until July 24, 1999, at an exercise price of 120% of the principal amount of the 9% Debentures so purchased. Upon exercise, the 9% Debentures are convertible into shares of Common Stock at a conversion price of $1.58 per share of Common Stock, subject to adjustment under certain circumstances.

    The options to purchase 100,000 shares of Common Stock can be exercised at any time until October 5, 2000, at an exercise price of $0.75 per share of Common Stock, subject to adjustment under certain circumstances.

TRANSFER AGENT

    The Transfer Agent for the Common Stock is Corporate Stock Transfer, Denver, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Substantially all of the 51,658,412 shares of Common Stock outstanding as of August 6, 1996 (excluding the shares of Common Stock subject to the Over-allotment Option), and, subject to issuance, the 24,948,264 shares of Common Stock issuable upon exercise of outstanding options or warrants (excluding the warrants sold to the underwriter of the Public Offering and a consultant to the Company as part of the Offering and the options to acquire 1,800,000 shares of Common Stock which Messrs. Locke and Kushner have agreed not to exercise prior to the shareholders of the Company increasing the authorized number of shares of Common Stock or until such shares otherwise are available for issuance) or issuable upon conversion of outstanding convertible securities will be freely tradeable in the public markets, in certain cases pursuant to a registration statement or available exemption from registration. Of such shares issuable upon exercise or conversion of outstanding securities, approximately 16,816,609 shares are issuable at or below $1.27 per share, 5,706,655 additional shares are issuable at or below $1.58 per share and 2,300,000 additional shares are issuable at or below $2.00 per share. Approximately 7,230779 shares held by affiliates are subject to a six-month lock-up in favor of the underwriter of the Public Offering. The availability of shares for public sale, or the perception of such availability, may have a depressive effect on the market price of the Common Stock.

                                    EXPERTS

    The consolidated financial statements of The Kushner-Locke Company at September 30, 1995 and 1994, and for each of the three years in the period ended September 30, 1995, appearing in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein or incorporated by reference herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           2
Incorporation of Certain Documents By
 Reference.....................................           2
The Company....................................           3
Risk Factors...................................           7
Use of Proceeds................................          10
Selling Shareholders...........................          11
Plan of Distribution...........................          11
Description of Securities......................          12
Shares Eligible for Future Sale................          13
Experts........................................          13

                                  THE KUSHNER-
                                 LOCKE COMPANY

                                2,072,809 SHARES
                                       OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                AUGUST   , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee...............  $     447
NASD Listing Fee..................................................  $   7,500
Blue Sky fees and expenses........................................  $   7,500
Accounting fees and expenses......................................  $   2,500
Legal fees and expense............................................  $  25,000
Miscellaneous.....................................................  $   4,053
                                                                    ---------
    Total.........................................................  $  47,000
                                                                    ---------
                                                                    ---------

- ------------------------
    None of the expenses of issuance and distribution of the Shares is to be borne by the Selling Shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to provisions of the California General Corporation Law ("CGCL"), the Articles of Incorporation of the registrant (the "Company"), as amended, include a provision which eliminates the personal liability of its directors to the Company and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company of its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the CGCL (concerning contracts or transactions between the Company and a director or (vii) under
Section 316 of the CGCL (concerning directors' liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

    The Company's Articles of Incorporation also authorize the Company to indemnify its agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL subject to the limits on such excess indemnification set forth in Section 204 of the CGCL. The general effect of Section 317 of the CGCL and Article V of the Company's bylaws, as amended, is to provide for indemnification of its agents to the fullest extent permissible under California law.

    The Company maintains insurance coverage for each director and officer of the Company for claims against such directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or out in their respective capacities as directors and officers of the Company, or any matter claimed against them solely by reason of their status as directors or officers of the Company, subject to certain exceptions.

ITEM 16.  EXHIBITS.

EXHIBIT NO.                                              DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
       4.1   Indenture between the Company and National City Bank of Minneapolis, as Trustee, dated as of
              December 1, 1990 pertaining to 10% Convertible Subordinated Debentures Due 2000, Series A (A)
       4.2   First Supplemental Indenture between the Company and National City Bank of Minneapolis, as Trustee,
              dated as of March 15, 1991 pertaining to 10% Convertible Subordinated Debentures Due 2000, Series A
              (B)
       4.3   Indenture between the Company and National City Bank of Minneapolis, as Trustee, dated as of
              December 1, 1990 pertaining to 13 3/4% Convertible Subordinated Debentures Due 2000, Series B (A)
       4.4   Warrant agreement between the Company and City National Bank, as Warrant Agent, dated as of March
              19, 1991 pertaining to Common Stock Purchase Warrants (B)
       4.5   Warrant Agreement between the Company and Chatfield Dean & Co., Inc. dated as of November 13, 1992
              (C)
       4.6   Employment Agreement dated October 1, 1993 between the Company and Lawrence Mortorff (D)
       4.7   Fiscal Agency Agreement dated March 10, 1994 between and among the Company, Bank America National
              Trust Company and Bank of America National Trust and Savings Association (D)
       4.8   Side letter between the Company and BankAmerica Trust Company to the Fiscal Agency Agreement dated
              March 10, 1994 between and among the Company, BankAmerica Trust Company and Bank of America
              National Trust and Savings Association (D)
       4.9   Warrant Agreement dated March 10, 1994 between the Company and RAS Securities Corp. (D)
       4.10  Fiscal Agency Agreement dated July 25, 1994 between and among the Company, Bank America National
              Trust Company and Bank of America National Trust and Savings Association (E)
       4.11  Form of Warrant Agreement with Lew Lieberman & Co. Inc. (F)
       4.12  Form of Class C Redeemable Common Stock Purchase Warrants (F)
      23.1   Consent of KPMG Peat Marwick LLP

- ------------------------
(A) Incorporated by reference from the Exhibits to the Company's Registration Statements on Form S-1, as amended, effective November 30, 1990 (File No. 33-37192), and effective December 20, 1990 (File No. 33-37193).

(B) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended, effective March 20, 1991.

(C) Incorporated by reference from Exhibits to the Company's Registration Statement on Form S-2, as amended, effective November 12, 1992 (Commission File No. 33-51541).

(D) Incorporated by reference from the Exhibits to the Company's Report on Form 10-Q for the fiscal quarter ended March 31, 1994.

(E) Incorporated by reference from the Exhibits to the Company's Report on Form 10-Q for the fiscal quarter ended June 30, 1994.

(F) Incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-2, as amended, effective July 24, 1996 (Commission File No. 333-5089).

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in its Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, State of California, on August 15, 1996.

                                          THE KUSHNER-LOCKE COMPANY,

                                          By: /s/         DONALD KUSHNER

                                             -----------------------------------
                                                       Donald Kushner
                                                  CO-CHAIRMAN OF THE BOARD

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

                      SIGNATURE                                        TITLE                         DATE
- ------------------------------------------------------  ------------------------------------  -------------------
                          /s/ PETER LOCKE
     -------------------------------------------        Co-Chairman of the Board, Co-Chief      August 15, 1996
                     Peter Locke                         Executive Officer and President

                       /s/ DONALD KUSHNER
     -------------------------------------------        Co-Chairman of the Board, Co-Chief      August 15, 1996
                    Donald Kushner                       Executive Officer and Secretary

                       /s/ JAMES L. SCHWAB
     -------------------------------------------        Chief Financial Officer                 August 15, 1996
                   James L. Schwab

                        /s/ RENE ROUSSELET              Vice President of Finance and
     -------------------------------------------         Controller (Chief Accounting           August 15, 1996
                    Rene Rousselet                       Officer)

                   /s/ S. JAMES COPPERSMITH
     -------------------------------------------        Director                                August 15, 1996
                 S. James Coppersmith

                        /s/ STUART HERSCH
     -------------------------------------------        Director                                August 15, 1996
                    Stuart Hersch

                          /s/ MILTON OKUN
     -------------------------------------------        Director                                August 15, 1996
                     Milton Okun

                                 EXHIBIT INDEX

EXHIBIT NO.                                           DESCRIPTION
- -----------  ---------------------------------------------------------------------------------------------
       4.1   Indenture between the Company and National City Bank of Minneapolis, as Trustee, dated as of
              December 1, 1990 pertaining to 10% Convertible Subordinated Debentures Due 2000, Series A
              (A)
       4.2   First Supplemental Indenture between the Company and National City Bank of Minneapolis, as
              Trustee, dated as of March 15, 1991 pertaining to 10% Convertible Subordinated Debentures
              Due 2000, Series A (B)
       4.3   Indenture between the Company and National City Bank of Minneapolis, as Trustee, dated as of
              December 1, 1990 pertaining to 13 3/4% Convertible Subordinated Debentures Due 2000, Series
              B (A)
       4.4   Warrant agreement between the Company and City National Bank, as Warrant Agent, dated as of
              March 19, 1991 pertaining to Common Stock Purchase Warrants (B)
       4.5   Warrant Agreement between the Company and Chatfield Dean & Co., Inc. dated as of November 13,
              1992 (C)
       4.6   Employment Agreement dated October 1, 1993 between the Company and Lawrence Mortorff (D)
       4.7   Fiscal Agency Agreement dated March 10, 1994 between and among the Company, Bank America
              National Trust Company and Bank of America National Trust and Savings Association (E)
       4.8   Side letter between the Company and BankAmerica Trust Company to the Fiscal Agency Agreement
              dated March 10, 1994 between and among the Company, BankAmerica Trust Company and Bank of
              America National Trust and Savings Association (D)
       4.9   Warrant Agreement dated March 10, 1994 between the Company and RAS Securities Corp. (D)
       4.10  Fiscal Agency Agreement dated July 25, 1994 between and among the Company, Bank America
              National Trust Company and Bank of America National Trust and Savings Association (E)
       4.11  Form of Warrant Agreement with Lew Lieberman & Co. Inc. (F)
       4.12  Form of Class C Redeemable Common Stock Purchase Warrants (F)
      23.1   Consent of KPMG Peat Marwick LLP

- ------------------------
(A) Incorporated by reference from the Exhibits to the Company's Registration Statements on Form S-1, as amended, effective November 30, 1990 (File No. 33-37192), and effective December 20, 1990 (File No. 33-37193).

(B) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended, effective March 20, 1991.

(C) Incorporated by reference from Exhibits to the Company's Registration Statement on Form S-2, as amended, effective November 12, 1992 (Commission File No. 33-51541).

(D) Incorporated by reference from the Exhibits to the Company's Report on Form 10-Q for the fiscal quarter ended March 31, 1994.

(E) Incorporated by reference from the Exhibits to the Company's Report on Form 10-Q for the fiscal quarter ended June 30, 1994.

(F) Incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-2, as amended, effective July 24, 1996 (Commission File No. 333-5089).